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                                                                  Exhibit 11.0

                           ARBOR SOFTWARE CORPORATION
               STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                 (UNAUDITED)


                                                           THREE MONTHS ENDED
                                                                JUNE 30,
                                                         ----------------------
                                                            1996         1995
                                                         ---------    ---------
         Net income  . . . . . . . . . . . . . . . . . .  $ 1,194      $  310
                                                         ---------    ---------
                                                         ---------    ---------
         Average shares outstanding  . . . . . . . . . .   10,899       2,564
         Options . . . . . . . . . . . . . . . . . . . .      818       1,283
         Warrants  . . . . . . . . . . . . . . . . . . .       --          36
         Convertible preferred stock . . . . . . . . . .       --       5,837
                                                         ---------    ---------
            Total common stock and common stock
             equivalents . . . . . . . . . . . . . . . .   11,717       9,720
                                                         ---------    ---------
                                                         ---------    ---------
         Net income per common share . . . . . . . . . .  $   .10       $ .03
                                                         ---------    ---------
                                                         ---------    ---------

                                      19